AUXILIO, INC.
AUXILIO SOLUTIONS, INC.

AVIDBANK CORPORATE FINANCE,
A DIVISION OF AVIDBANK

LOAN AND SECURITY AGREEMENT

This Loan And Security Agreement is entered into as of April 19, 2012, by and among Avidbank Corporate Finance, a division of Avidbank (“Bank”), Auxilio, Inc., a Nevada corporation (“Auxilio”) and Auxilio Solutions, Inc., a California corporation (“Auxilio Solutions”).  Each of Auxilio and Auxilio Solutions are referred to herein as a “Borrower”, and collectively, as the “Borrowers”.

Recitals

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers.  This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1. Definitions and Construction.

1.1 Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and such Borrower’s Books relating to any of the foregoing.

“Accrued Client Lease Payables” means the amount maintained in the accrued lease payable reserve account with respect to the lease payment obligations of a Borrower’s account debtors for which such Borrower processes payments.

“Accrued Equipment Pool Liability” means the amount maintained in the accrued equipment pool liability reserve account with respect to a Borrower’s account debtors in the process of purchasing new equipment through such Borrower.

“Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization expenses, and non-cash expenses with respect to stock compensation.

 “Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners (with the term “partners” meaning general partners or limited partners in a legally recognized partnership).

“Bank Expenses” means all:  reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of a Borrower’s books and records including: ledgers; records concerning such Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of (i) Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base as determined by Bank’s Factor SQL system, minus (ii) the Accrued Client Lease Payables and minus (iii) the Accrued Equipment Pool Liability.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean (a) a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of Auxilio ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of Auxilio, who did not have such power before such transaction; or (b) a transaction in which Auxilio no longer owns all of the outstanding capital stock of Auxilio Solutions.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code.

“Collateral” means the property described on Exhibit A attached hereto.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance or any other extension of credit by Bank for the benefit of Borrowers hereunder.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Borrower’s business that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrowers in accordance with the provisions hereof.  Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b) Accounts with respect to an account debtor, twenty-five percent (25%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c) Accounts with respect to which the account debtor is an officer, employee, or agent of a Borrower;

Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, demo or promotional, or other terms by reason of which the payment by the account debtor may be conditional;

(d) Accounts with respect to which the account debtor is an Affiliate of a Borrower;

(e) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(f) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

(g) Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to a Borrower or for deposits or other property of the account debtor held by a Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrowers;

(h) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(i) Accounts that have not yet been billed to the account debtor or that relate to deposits (such as good faith deposits) or other property of the account debtor held by Borrowers for the performance of services or delivery of goods which Borrowers have not yet performed or delivered;

(j) Accounts that are billed to the account debtor more than thirty (30) days (or such other time period as approved in writing by Bank) prior to Borrowers’ rendering of services or delivery of goods with respect to such Account;

(k) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(l) Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by credit insurance in form and substance acceptable to Bank, or (ii) that Bank approves on a case-by-case basis.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of a Borrower’s right, title, and interest in and to the following: Copyrights, Trademarks and Patents; all trade secrets, all design rights, claims for damages by way of past, present and future infringement of any of the rights included above, all licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights; all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and all proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which a Borrower has or acquires any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and a Borrower’s Books relating to any of the foregoing. The term “Inventory” shall not include those assets described on Schedule 1.1.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by a Borrower, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business operations, condition (financial or otherwise) or prospects of Borrowers and its Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all letters of credit of which a Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and such Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Indebtedness” means:

(a) Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and disclosed on Schedule 1.1;

(c) Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $100,000 in the aggregate at any given time; and

(d) Subordinated Debt.

“Permitted Investment” means:

(a) Investments existing on the Closing Date disclosed on Schedule 1.1; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts.

“Permitted Liens” means the following:

(a) Any Liens existing on the Closing Date and disclosed on Schedule 1.1 or arising under this Agreement or the other Loan Documents;

(b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c) Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrowers or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d) Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, that appears in The Wall Street Journal from time to time, whether or not such announced rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer and the Chief Financial Officer of each Borrower.

“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Two Million Dollars ($2,000,000).

“Revolving Maturity Date” means the first anniversary of the Closing Date.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any; any reference to “Schedule X.X” shall refer to the Schedule.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by Borrowers to Bank on terms acceptable to Bank (and identified as being such by Borrowers and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by a Borrower, either directly or through an Affiliate.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of a Borrower connected with and symbolized by such trademarks.

1.2 Accounting Terms.  Except as set forth on Schedule 1.2, all accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP.  When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2. Loan and Terms Of Payment.

2.1 Credit Extensions.

Each Borrower promises to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder.  Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a) Revolving Advances.

(i) Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base.  Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable.  Borrowers may prepay any Advances without penalty or premium.

(ii) Whenever Borrowers desire an Advance, Borrowers will notify Bank by facsimile transmission or telephone no later than 11:00 a.m. Pacific time, on the Business Day that is one day before the Business Day the Advance is to be made.  Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto.  Borrowers will deliver copies of invoices in connection with any Advance request and all supporting documents, plus transaction files for all invoices and payment application in an electronic format acceptable to Bank for processing.  Documents received by 11:00 a.m. California time on accounts acceptable to Bank will be processed on the following Business Day.  Documents received after then will be processed within two Business Days. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section to a Borrower’s deposit account with Bank.

2.2 Overadvances.  If the aggregate amount of the outstanding Advances exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3 Interest Rates, Payments, and Calculations.

(a) Interest Rates.  Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to three and three quarters percent (3.75%) above the Prime Rate, provided however, that at no time shall the rate be less than seven percent (7.0%) per annum.

(b) Late Fee; Default Rate.  If any payment is not made within ten (10) days after the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law.  All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c) Payments.  Interest hereunder shall be due and payable on the last business day of each month during the term hereof.  The minimum interest payable with respect to any calendar quarter shall be $14,000.  Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of a Borrower’s deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.  Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.  All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d) Lockbox.  Borrowers shall cause all account debtors to wire any amounts owing to Borrowers to such account (the “Collateral Account”) as Bank shall specify, and to mail all payments made by check to a post office box under Bank’s control.  All invoices shall specify such post office box as the payment address.  Bank shall have sole authority to collect such payments and deposit them to the Collateral Account.  If a Borrower receives any amount despite such instructions, Borrower shall immediately deliver such payment to Bank in the form received, except for an endorsement to the order of Bank and, pending such delivery, shall hold such payment in trust for Bank.  One Business Day after clearance of any checks, Bank shall credit all amounts paid into the Collateral Account first, against any amounts outstanding under the Revolving Line, and then, of any remaining balance of such amount, to such Borrower’s operating account. Borrowers shall enter into such lockbox agreement as Bank shall reasonably request from time to time. Bank will provide reports of invoice entry and payment to Borrowers on each Business Day, and will from time to time deliver a detailed aging of open invoices upon Borrowers’ request.

(e) Computation.  In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate.  All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4 Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify.  After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment.  Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day.  Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5 Fees.  Borrowers shall pay to Bank the following:

(a) Facility Fee.  On the Closing Date, a Facility Fee equal to $20,000, which shall be nonrefundable; and

(b) Bank Expenses.  On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees (not to exceed $15,000) and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

2.6 Term.  This Agreement shall become effective on the Closing Date and, subject to Section 13.8, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement.  Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default.  Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3. Conditions of Loans.

3.1 Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

this Agreement;

(a) a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(b) UCC National Form Financing Statement;

(c) an intellectual property security agreement;

(d) a warrant to purchase stock of Auxilio;

(e) certificates of insurance naming Bank as loss payee and additional insured;

(f) payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(g) current financial statements of Borrowers;

(h) an audit of the Collateral, the results of which shall be satisfactory to Bank;

(i) establishment of the Collateral Account and lockbox arrangements;

(j) account control agreement(s) with Borrowers’ existing financial institutions, including Wells Fargo Bank (and/or confirmation of closure of Borrowers’ accounts with UBS);

(k) subordination agreement with Borrowers’ noteholders; and

(l) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2 Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;

(b) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension.  The making of each Credit Extension shall be deemed to be a representation and warranty by Borrowers on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2; and

(c) in Bank’s sole discretion, there has not been any material impairment in the Accounts, general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or there has not been any material adverse deviation by Borrowers from the most recent business plan of Borrowers presented to and accepted by Bank.

4. Creation of Security Interest.

4.1 Grant of Security Interest.  Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents.  Except as set forth on the Schedule 1.1, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2 Delivery of Additional Documentation Required.  Borrowers shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.  Borrowers from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations.  Each Borrower authorizes Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3 Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect a Borrower’s Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify each Borrower’s financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5. Representations and Warranties.

Each Borrower represents and warrants as follows:

5.1 Due Organization and Qualification.  Each Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2 Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within each Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which a Borrower is a party or by which a Borrower is bound.  No Borrower is in default under any material agreement to which it is a party or by which it is bound.

5.3 No Prior Encumbrances.  Each Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4 Bona Fide Eligible Accounts.  The Eligible Accounts are bona fide existing obligations.  The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor.  No Borrower has received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5 Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6 Intellectual Property Collateral.  Each Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by a Borrower to its customers in the ordinary course of business.  Each of the Patents, if any, is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party.  Except as set forth on Schedule 5.6, each Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service.  Except as set forth on Schedule 5.6, no Borrower is a party to, or bound by, any agreement that restricts the grant by such Borrower of a security interest in such Borrower’s rights under such agreement.

5.7 Name; Location of Chief Executive Office.  Except as disclosed on Schedule 5.7, no Borrower has done business under any name other than that specified on the signature page hereof.  The chief executive office of each Borrower is located at the address indicated in Section 10 hereof.  All of Borrowers’ Inventory and Equipment is located only at the location set forth in Section 10 hereof.

5.8 Litigation.  Except as set forth on Schedule 5.8, there are no actions or proceedings pending by or against a Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on a Borrower’s interest or Bank’s security interest in the Collateral.

5.9 No Material Adverse Change in Financial Statements.  All consolidated and consolidating financial statements related to Borrowers and any Subsidiary that Bank has received from Borrowers fairly present in all material respects Borrowers’ financial condition as of the date thereof and Borrowers’ consolidated and consolidating results of operations for the period then ended.  There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrowers since the date of the most recent of such financial statements submitted to Bank.

5.10 Solvency, Payment of Debts.  Each Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11 Regulatory Compliance.  Each Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from a Borrower’s failure to comply with ERISA that could result in Borrowers incurring any material liability.  No Borrower is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.  No Borrower is engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System).  Each Borrower and each Subsidiary have complied with all the provisions of the Federal Fair Labor Standards Act.  Each Borrower and each Subsidiary have not violated any material statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

5.12 Environmental Condition.  Except as disclosed on Schedule 5.12, none of a Borrower’s or any Subsidiary’s properties or assets has ever been used by a Borrower or any Subsidiary or, to the best of Borrowers’ knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by a Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by a Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13 Taxes.  Each Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14 Subsidiaries.  No Borrower owns any stock, partnership interest or other equity securities of any Person, except for Permitted Investments, and except for Auxilio’s ownership of 100% of the outstanding capital stock of Auxilio Solutions.

5.15 Government Consents.  Each Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of such Borrower’s business as currently conducted.

5.16 Accounts.  On and after the 45th day following the Closing Date, none of a Borrower’s nor any Subsidiary’s primary accounts are maintained or invested with a Person other than Bank; and all other accounts are subject to an account control agreement in favor of Bank.

5.17 Full Disclosure.  No representation, warranty or other statement made by a Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6. Affirmative Covenants.

Each Borrower shall do all of the following:

6.1 Good Standing.  Each Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law.  Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2 Government Compliance.  Each Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA.  Each Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3 Financial Statements, Reports, Certificates.  Borrowers shall deliver the following to Bank:  (a) within twenty five (25) days after the last day of each month, aged listings of accounts receivable and accounts payable, together with a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, if such certificate is requested by Bank; (b) as soon as available, but in any event within forty five (45) days after the end of each fiscal quarter, a Borrower prepared consolidated balance sheet, income, and cash flow statement covering Borrowers’ consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank along with a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto; (c) as soon as available, but in any event within one hundred twenty (120) days after the end of Borrowers’ fiscal year, Borrowers’ consolidated financial statements prepared in accordance with GAAP, consistently applied, and audited by an independent certified public accounting firm reasonably acceptable to Bank; (d) as soon as available, but in any event within twenty five (25) days after the last day of each month, a report of Borrowers’ cash position; (e) copies of all statements, reports and notices sent or made available generally by a Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (f) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against a Borrower or any Subsidiary that could result in damages or costs to a Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more, or any commercial tort claim (as defined in the Code) acquired by a Borrower; and (g) such budgets, sales projections, operating plans, other financial information including information related to the verification of Borrowers’ Accounts as Bank may reasonably request from time to time.

6.4 Audits. Bank shall have a right from time to time hereafter to audit Borrowers’ Accounts and appraise Collateral at Borrowers’ expense, provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

6.5 Inventory; Returns.  Borrowers shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made.  Returns and allowances, if any, as between Borrowers and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrowers, as they exist at the time of the execution and delivery of this Agreement.  Borrowers shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

6.6 Taxes.  Borrowers shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrowers will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrowers or a Subsidiary has made such payments or deposits; provided that Borrowers or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrowers.

6.7 Insurance.

(a) Borrowers, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where a Borrower’s business is conducted on the date hereof.  Borrowers shall also maintain insurance relating to Borrowers’ business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrowers’.

(b) All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank.  All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason.  Upon Bank’s request, Borrowers shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor.  All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.8 Accounts.  On and after the 45th day following the Closing Date, Borrowers shall maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank.  With respect to any account at or with any bank or financial institution other than Bank, Borrowers shall cause the applicable bank or financial institution (other than Bank) to execute and deliver an account control agreement or other appropriate instrument with respect to such account to perfect Bank’s Lien in such account in accordance with the terms hereunder.

6.9 Minimum Liquidity.  Borrowers shall maintain at all times a balance of unrestricted cash and cash equivalents (not including any cash held in Collateral Account) at Bank of at least $400,000, measured on a monthly basis.

6.10 Maximum Adjusted EBITDA Loss.  Borrowers’ maximum quarterly consolidated

Adjusted EBITDA loss shall not exceed: $1,000,000 for quarter ended March 31, 2012, $250,000 for quarter ending June 30, 2012, $500,000 for quarter ending September 30, 2012, and $100,000 for quarter ending December 31, 2012.

6.11 Intellectual Property Rights.

(a) Borrowers shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.  Borrowers shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed, and (ii) prior to the filing of any such applications or registrations, shall execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrowers, and upon the request of Bank, shall file such documents simultaneously with the filing of any such applications or registrations.  Upon filing any such applications or registrations with the United States Copyright Office, Borrowers shall promptly provide Bank with (i) a copy of such applications or registrations, without the exhibits, if any, thereto, (ii) evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and (iii) the date of such filing.

(b) Bank may audit Borrowers’ Intellectual Property Collateral to confirm compliance with this Section, provided such audit may not occur more often than twice per year, unless an Event of Default has occurred and is continuing.  Bank shall have the right, but not the obligation, to take, at Borrowers’ sole expense, any actions that Borrowers are required under this Section to take but which Borrowers fail to take, after 15 days' notice to Borrowers.  Borrowers shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section.

6.12 Further Assurances.  At any time and from time to time Borrowers shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7. Negative Covenants.

Borrowers will not do any of the following:

7.1 Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than:  (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of a Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank.

7.2 Change in Business; Change in Control or Executive Office.  Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrowers and any business substantially similar or related thereto (or incidental thereto); experience a change in a Responsible Officer, or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3 Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4 Indebtedness.  Create, incur, guarantee, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5 Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or enter into any agreement with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6 Distributions.  Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that Auxilio may repurchase the stock of former employees pursuant to stock repurchase agreements as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, and the aggregate amount of such repurchase does not exceed $100,000 in any fiscal year.

7.7 Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrowers.

7.8 Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrowers except for transactions that are in the ordinary course of Borrowers’ business, upon fair and reasonable terms that are no less favorable to Borrowers than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10 Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11 Compliance.  Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose.  Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8. Events of Default.

Any one or more of the following events shall constitute an Event of Default by Borrowers under this Agreement:

8.1 Payment Default.  If Borrowers fail to pay, when due, any of the Obligations;

8.2 Covenant Default.

(a) If a Borrower fails to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b) If a Borrower fails or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within fifteen days after a Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the fifteen day period or cannot after diligent attempts by Borrowers be cured within such fifteen day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3 Material Adverse Effect.  If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4 Attachment.  If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of a Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after a Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period);

8.5 Insolvency.  If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6 Other Agreements.  If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or which could have a Material Adverse Effect;

8.7 Subordinated Debt.  If a Borrower makes any payment on account of Subordinated Debt, except to the extent the payment is allowed under any subordination agreement entered into with Bank;

8.8 Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

8.9 Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document; or

9.     Bank’s Rights and Remedies.

9.1  Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b) Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between Borrowers and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d) Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral.  Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate.  Each Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.  With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e) Set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by Bank;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, a Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, Borrowers’ rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g) Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h) Bank may credit bid and purchase at any public sale; and

(i) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower hereby irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) receive and open all mail addressed to such Borrower for the purpose of collecting the Accounts; (c) notify all account debtors with respect to the Accounts to pay Bank directly; (d) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (e) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (f) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (g) demand, collect, receive, sue, and give releases to any account debtor for the monies due or which may become due upon or with respect to the Accounts and to compromise, prosecute, or defend any action, claim, case or proceeding relating to the Accounts; (h) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (i) sell, assign, transfer, pledge, compromise, discharge or otherwise dispose of any Collateral; (j) execute on behalf of such Borrower any and all instruments, documents, financing statements and the like to perfect Bank's interests in the Accounts and Collections and file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral; and (k) do all acts and things necessary or expedient, in furtherance of any such purposes.  The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3 Accounts Collection.  In addition to the foregoing, at any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to Borrowers of Bank’s security interest in such funds and verify the amount of such Account.  Borrowers shall collect all amounts owing to Borrowers for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4 Bank Expenses.  If Borrowers fail to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers:  (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.7 of this Agreement, and take any action with respect to such policies as Bank deems prudent.  Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5 Bank’s Liability for Collateral.  So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever.  All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6 Remedies Cumulative.  Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver.  No delay by Bank shall constitute a waiver, election, or acquiescence by it.  No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7 Demand; Protest.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrowers may in any way be liable.

10. Notices.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrowers or to Bank, as the case may be, at its addresses set forth below:

If to Borrowers:	c/o Auxilio, Inc.
26300 La Alameda, Suite 100
Mission Viejo, CA 92691
Attn: Joseph Flynn, CEO; Paul Anthony, CFO
FAX: (949) 614-0701

If to Bank:	Avidbank Corporate Finance, a division of Avidbank
400 Emerson Street
Palo Alto, CA 94301
Attn: Mike Hansen and Jon Krogstad
FAX: (650) 289-0124

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.  Borrowers and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California.  BORROWERS AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT.  EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in this Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County.  This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12. CO-BORROWERS.

12.1 Co-Borrowers.  Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one Borrower to enforce the Obligations without waiving its right to proceed against the other Borrower.  This Agreement and the Loan Documents are a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower.  Each Borrower shall be liable for existing and future Obligations as fully as if all of the Credit Extensions were advanced to such Borrower.  Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Advance Request Forms and Compliance Certificates.  Each Borrower appoints each other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Advances on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Advances, any waivers and any consents.  This authorization cannot be revoked, and Bank need not inquire as to one Borrower’s authority to act for or on behalf of another Borrower.

12.2 Subrogation and Similar Rights.  Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives, until all obligations are paid in full and Bank has no further obligation to make Credit Extensions to Borrower, all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

12.3 Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which such Borrower would otherwise be entitled.  Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower.  Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith.  Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower.  Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of a Borrower’s risks hereunder.

12.4 Subrogation Defenses.  Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2799, 2808, 2809, 2810, 2815, 2819, 2820, 2821, 2822, 2838, 2839, 2845, 2847, 2848, 2849, 2850, 2899 and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

12.5 Right to Settle, Release.

(a) The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b) Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

12.6 Subordination.  All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

13. General Provisions.

13.1 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrowers without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion.  Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

13.2 Indemnification.  Borrowers shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against:  (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

13.3 Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

13.4 Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

13.5 Correction of Loan Documents.  Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.

13.6 Amendments in Writing, Integration.  Neither this Agreement nor the Loan Documents can be amended or terminated orally.  All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents.

13.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.  Notwithstanding the foregoing, Borrowers shall deliver all original signed documents requested by Bank no later than ten (10) Business Days following the initial Advance.

13.8 Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers.  The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 13.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

13.9 Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder.  Confidential information hereunder shall not include information that either:  (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

13.10 Patriot Act Notice.  Bank hereby notifies Borrowers that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “ Patriot Act "), it is required to obtain, verify and record information that identifies the Borrowers, which information includes names and addresses and other information that will allow Bank, as applicable, to identify the Borrowers in accordance with the Patriot Act.

[remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

AUXILIO, INC. By: /s/ Paul T. Anthony Title: CFO AUXILIO SOLUTIONS, INC. By: /s/ Paul T. Anthony Title: CFO
AVIDBANK CORPORATE FINANCE, A DIVISION OF AVIDBANK By: /s/ Jon Krogstad Title: SVP

DEBTOR:                                          AUXILIO, INC.
AUXILIO SOLUTIONS, INC.

SECURED PARTY:                         AVIDBANK CORPORATE FINANCE, A DIVISION OF AVIDBANK

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT

TO LOAN AND SECURITY AGREEMENT

All personal property of each Borrower (herein referred to as “Borrower” or “Debtor”) whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)           all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), commercial tort claims, deposit accounts, securities accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Debtor’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records;

(b)           any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment.  All terms above have the meanings given to them in the California Uniform Commercial Code, as amended or supplemented from time to time.

Exhibit B

ADVANCE REQUEST FORM

Date: _____________

Client:	Auxilio, Inc. and Auxilio Solutions, Inc.
Client ID:
Line Limit:	$2,000,000

1. Principal Balance Outstanding

2. Availability (from Client Summary)

3. Advance Request

5. Ending Availability (2-3)

The Undersigned Represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Avidbank.

Client: ______________________________________________________

Authorized Signor: _____________________________________________

Bank Use Only
Received by:		Date:
AUTHORIZED SIGNER

Approved by:		Date:
AUTHORIZED SIGNER

Funding requests require 24 hour notice.  For funding on the following business day, please submit by 11:00 a.m. (PST) via fax (650)-323-6527 or email: corpfinance@avidbank.com

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: AUXILIO, INC. and AUXILIO SOLUTIONS, INC. Lender: Avidbank Corporate Finance, a division of Avidbank Commitment Amount: $2,000,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of ___		$___________
2. Additions (please explain on reverse)		$___________
3. TOTAL ACCOUNTS RECEIVABLE		$___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$___________
5. Balance of 25% over 90 day accounts	$___________
6. Concentration Limits (30%)	$___________
7. Foreign Accounts	$___________
8. Governmental Accounts	$___________
9. Contra Accounts	$___________
10. Demo Accounts	$___________
11. Accounts Billed More Than 30 Days In Advance Of Services	$___________
12. Intercompany/Employee Accounts	$___________
13. Other (please explain on reverse)	$___________
14. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$___________
15. Total Eligible Accounts (#3 minus #14)		$___________
16. ACCRUED CLIENT LEASE PAYABLES		$___________
17. ACCRUED EQUIPMENT POOL LIABILITY		$___________
18. Total Loan Value of Accounts (#15 minus #16 minus #17)		$___________
19. Borrowing Value of Accounts (80% of #18)		$___________

BALANCES
20. Maximum Loan Amount		$2,000,000
21. Total Funds Available [Lesser of #19 or #20]		$___________
22. Present balance owing on Line of Credit		$___________
23. RESERVE POSITION (#21 minus #22)		$___________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Avidbank Corporate Finance, a division of Avidbank.

AUXILIO, INC.	AUXILIO SOLUTIONS, INC.

By:	By:
Authorized Signer	Authorized Signer

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	AVIDBANK CORPORATE FINANCE, A DIVISION OF AVIDBANK

FROM:	AUXILIO, INC. and AUXILIO SOLUTIONS, INC.

The undersigned authorized officer of AUXILIO, INC. and AUXILIO SOLUTIONS, INC. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (i) each Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrowers stated in the Agreement are true and correct as of the date hereof.  Attached herewith are the required documents supporting the above certification.  The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly Cash Position	Monthly within 25 days		Yes	No
A/R & A/P Agings	Monthly within 25 days		Yes	No
Quarterly financial statements + Compliance Cert.	Quarterly within 45 days		Yes	No
Annual (CPA Audited)	FYE within 120 days		Yes	No
10K and 10Q	(as applicable)		Yes	No
A/R Audit	Initial and Semi-Annual		Yes	No
IP Notices	As required under Section 6.10		Yes	No

Financial Covenant	Required	Actual	Complies

Minimum Cash at Bank (measured monthly)	$400,000	$__________	Yes	No
Maximum Quarterly Adjusted EBITDA Loss:
For quarter ended 3/31/12	$(1,000,000)	$__________	Yes	No
For quarter ending June 30, 2012	$(250,000)	$__________	Yes	No
For quarter ending September 30, 2012	$(500,000)	$__________	Yes	No
For quarter ending December 31, 2012	$(100,000)	$__________	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
	Compliance Status		Yes	No

DATE

SCHEDULE OF EXCEPTIONS

Inventory (Schedule 1.1)

None.

Permitted Indebtedness  (Schedule 1.1)

None.

Permitted Investments  (Schedule 1.1)

Auxilio, Inc. owns all of the outstanding capital stock of Auxilio Solutions, Inc., a California corporation.

Permitted Liens  (Schedule 1.1)

Pursuant to that certain Investment Unit Purchase Agreement and the corresponding Security Agreement, each dated as of July 29, 2011, by and among Auxilio, Inc. and certain investors (the “Investors”), the Investors were granted a security interest in and lien on all of Auxilio’s assets.  Pursuant to a Subordination Agreement by and among the Investors and the Bank, the Investors agreed to subordinate to the Bank any security interest or lien that such Investors may have in any property of Borrower.

Accounting (Schedule 1.2)

None.

Inbound Licenses  (Schedule 5.6)

None.

Prior Names  (Schedule 5.7)

•	Corporate Development Centers, Inc.

•	e-Perception, Inc.

•	PeopleView, Inc.

Litigation  (Schedule 5.8)

None.

Environmental Condition (Schedule 5.12)

None.

Subsidiaries (Schedule 5.14)

Borrower owns all of the outstanding capital stock of Auxilio Solutions, Inc., a California corporation.

CORPORATION RESOLUTIONS AND INCUMBENCY CERTIFICATION

Borrower: AUXILIO, INC.

I, the undersigned Secretary or Assistant Secretary of AUXILIO, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of Nevada.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.  To borrow from time to time from Avidbank Corporate Finance, a division of Avidbank (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents.  To execute and deliver to Bank that certain Loan and Security Agreement dated as of April ___, 2012 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants.  To issue Bank warrants to purchase the Corporation’s capital stock.

Letters of Credit.  To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards.  To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on April ___, 2012 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

By:
Name: Title: Secretary or Assistant Secretary

CORPORATION RESOLUTIONS AND INCUMBENCY CERTIFICATION

Borrower: AUXILIO SOLUTIONS, INC.

I, the undersigned Secretary or Assistant Secretary of AUXILIO SOLUTIONS, INC. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the State of California.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money.  To borrow from time to time from Avidbank Corporate Finance, a division of Avidbank (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents.  To execute and deliver to Bank that certain Loan and Security Agreement dated as of April ___, 2012 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security.  To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items.  To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Letters of Credit.  To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards.  To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts.  In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank.  Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on April ___, 2012 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

By:
Name: Title: Secretary or Assistant Secretary